Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138095 on Form S-8 of SAIC, Inc., of our report dated June 28, 2007, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of Science Applications International Corporation Retirement Plan (formerly Science Applications International Corporation 401(k) Profit Sharing Plan), which report expresses an unqualified opinion and includes an explanatory paragraph relating to valuation of investment securities for which market values are not readily ascertainable, for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Diego, CA

June 28, 2007